Exhibit 10.26

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT entered into as of February 27, 2015 (the “Effective Date”), by and between COVER-ALL TECHNOLOGIES INC., a Delaware corporation (the “Company”), having its principal office at 412 Mount Kemble Ave, Suite 110C, New Jersey 07960, and MANISH D. SHAH (“Employee”).

RECITALS

A. The Company and Employee are parties to an Employment Agreement dated March 7, 2012 and as amended on July 1, 2013 (as amended, the “Prior Employment Agreement”).

B. The Company and Employee desire to amend and restate the Prior Employment Agreement.

C. Company and Employee are entering into this Agreement for the purpose of memorializing the terms upon which, and the conditions subject to which, Company will continue to employ Employee and Employee will continue to provide services to Company.

AGREEMENT

THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, Company and Employee agree as follows:

ARTICLE ONE

DEFINITIONS AND TERMS

1.1 Definitions. For purposes of this Agreement, the following terms are defined as set forth in this Section 1.1 or in the provisions of this Agreement to which reference is made in this Section 1.1.

Accrued Compensation means any and all earned but unpaid Annual Salary and earned but unused vacation and other earned paid time off, in each case, through and including the Termination Date.

Affiliate means, as to any Person, any other Person who directly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” “controlled by,” and “under common control with” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or interests, by contract, or otherwise).

Annual Salary has the meaning given such term in Section 4.1.

Agreement means this Amended and Restated Employment Agreement, as it may be amended from time to time.

Board means the board of directors of Company.

Business Day means every day other than a Saturday, Sunday or any day on which commercial banks in the State of New York or New Jersey are authorized or obligated to close.

Cause means any one or more of the following during the Term: (a) Employee’s willful and knowing gross misconduct that is work-related and not cured within 30 days after Company gives Employee written notice thereof containing a reasonably detailed description of the alleged misconduct; (b) Employee’s fraud or misappropriation of Company funds (other than inadvertent misappropriations as a result of unintentional errors); (c) Employee’s conviction of or pleas of guilty or nolo contender to (i) any felony, (ii) any drug related offense; or (iii) any offense involving moral turpitude that results or will result in material harm to Company or its Affiliates, as determined reasonably and in good faith by the MCEO; (d) the absence (other than absence by reason of Disability or a condition that is reasonably expected to become a Disability, or for vacation, sick days or other time off taken in accordance with Company policy or otherwise approved by Company or leave under the Family Medical Leave Act or otherwise permitted under applicable Laws) of Employee from work for a period of 60 consecutive Business Days during any 90-day period while this Agreement remains in effect; or (e) the willful and knowing material breach by Employee of any covenants set forth in this Agreement or any material written policies of the Company (so long as such policies have been delivered to Employee), the breach of which would reasonably be expected to expose the Company or its Affiliates to material liability to a third party (including another employee of the Company or its Affiliates), as determined reasonably and in good faith by the MCEO, that is not cured within 10 Business Days after Company gives Employee written notice thereof containing a reasonably detailed description of the alleged breach, unless the MCEO determines reasonably and in good faith that such breach is not capable of being cured within 10 Business Days, in which case such 10 Business Day notice period is not required.

Closing means the closing of the merger contemplated by that certain Agreement and Plan of Merger, dated December 14, 2014 (the “Merger Agreement”), between the Company and Majesco, whereby the Company will merge with and into Majesco with Majesco as the surviving corporation.

Code means the Internal Revenue Code of 1986, and the Treasury Regulations promulgated thereunder.

Company has the meaning given such term in the initial paragraph of this Agreement.

Company Business means the business of providing business solutions and information technology services to the life, annuity and pensions and property and casualty insurance sectors, including policy administration, product modelling, new business processing, billing, claims and producer lifecycle management and distribution, as well as business process automation and enterprise regulatory and policy compliance business process reengineering, requirements definition, testing, business intelligence, and data warehousing services to property and casualty insurance companies and, as well as any other business conducted by the Company during the period of Employee’s employment with the Company.

Company Clients means (a) the customers of the Company Business as of, or during the 12 month period before, the Termination Date, about which Employee had actual knowledge; (b) any prospective customers of the Company Business as of, or during the 12 month period before, the Termination Date about which Employee had actual knowledge or with respect to which Employee received material Confidential Information; and (c) any other customer of the Company or its Affiliates as of, or during the 12 month period before, the Termination Date, or prospective customer of the Company or its Affiliates as of, or during the 12 month period before, the Termination Date, in each case, about which Employee has actual knowledge and (i) with respect to which Employee has received material Confidential Information, (ii) with which Employee has had direct substantial contact, (iii) to which Employee has provided services in the course of performing his duties for the Company or (iv) with respect to which Employee was actively engaged in the solicitation of such Person’s business with the Company or such of its Affiliates.

Company Subsidiary means any corporation or other entity that is a Subsidiary of the Company.

Competitive Services means the provision of business of providing business solutions and information technology services to the life, annuity and pensions and property and casualty insurance sectors, including policy administration, product modelling, new business processing, billing, claims and producer lifecycle management and distribution, as well as business process automation and enterprise regulatory and policy compliance business process reengineering, requirements definition, testing, business intelligence, and data warehousing services to property and casualty insurance companies and, as well as any other business conducted by the Company during the period of Employee’s employment with the Company.

Confidential Information of Company and its Affiliates means, to the extent not publicly available or generally known in the industry: (a) information of a technical and business nature pertaining to Company’s or its Affiliates’ products, sales, licensing, consulting and other services; the identity of previous, existing or potential employees and Company Clients; the confidential information supplied by previous, existing or potential employees and Company Clients; the terms and conditions under which Company or its Affiliates deal with past, present or future employees and Company Clients; the forms, unique techniques, methods, training systems and procedures for operation of Company’s or its Affiliates’ sales, licensing, consulting and other services; the terms and conditions under which Company or its Affiliates deal with other Persons engaged in business similar to the Company Business; and Company’s or its Affiliates’ contacts with such Persons and suppliers; and (b) Proprietary Information and Trade Secrets, as defined herein. Notwithstanding the foregoing, Confidential Information does not include any (i) personal expertise, (ii) know-how of Employee that is acquired prior to the Effective Date or (iii) information that is or becomes generally available to the public other than by reason of Employee’s breach of this Agreement.

Disability means Employee is entitled to receive long-term disability benefits under Company’s long-term disability plan as then in effect, or in the absence of such plan, Employee’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement with or without reasonable accommodation for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of Employee’s Disability as to which Employee and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and Company. If Employee and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The Company shall bear the expense of such physicians. The determination of Disability made in writing to Company and Employee shall be final and conclusive for all purposes of this Agreement.

Effective Date has the meaning given such term in the initial paragraph of this Agreement.

Employee has the meaning given such term in the initial paragraph of this Agreement.

Good Reason means the occurrence of any of the following, in each case without Employee’s prior written consent: (a) a reduction in Employee’s Annual Salary; (b) a material diminution in the Employee’s responsibilities, authority or duties set forth in Section 2.2 of this Agreement; (c) a relocation of Employee’s principal place of employment by more than fifty (50) miles; (d) a failure by the Company to pay to Employee any amounts payable as and when due or any other material breach by Company of any covenants or obligations of this Agreement, provided, that Employee recognizes that it shall not be a breach of this Agreement for Employee to no longer be the CEO of the Company after the Closing; or (e) Company’s failure to obtain a written agreement from any assignee of or successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no assignment or succession had taken place, except where such assumption occurs by operation of Law. Notwithstanding the foregoing, Good Reason shall only exist if Employee provides Company written notice of the purported Good Reason event within sixty (60) days of Employee having actual knowledge of the initial existence of the condition, if the Company fails to remedy the Good Reason event within thirty (30) days of such written notice and if Employee terminates his employment with the Company within sixty (60) days thereafter.

Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments or opinions of any Tribunal.

MCEO has the meaning given such term in Section 2.2(a).

Majesco has the meaning given such term in the recitals.

Person means any individual, corporation, partnership, joint venture, limited liability company, trust, Tribunal or other entity.

Proprietary Information has the meaning given such term in Section 5.3.

Release Execution Period has the meaning given such term in Section 3.2(b).

Restricted Period has the meaning given such term in Section 5.4(a).

Rights mean legal and equitable rights, remedies, powers, privileges and benefits.

Section 409A has the meaning given such term in Section 6.8(a).

Severance Payment means an amount determined by (i) dividing Employee’s highest Annual Salary over the past 12 months prior to an applicable termination of employment by twelve (12) to determine the monthly salary and then (ii) multiplying such monthly salary by six (6).

Specified Employee Payment Date has the meaning given such term in Section 6.8(b).

Subsidiary of a Person means any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries; when used without reference to a Person other than Company, “Subsidiary” means a Company Subsidiary.

Target Bonus has the meaning given such term in Section 4.2.

Taxes means all taxes and charges of any nature whatsoever imposed by any Law or Tribunal.

Term has the meaning given such term in Section 3.1.

Termination Date means the effective date of the termination of Employee’s employment with the Company and its Affiliates.

Trade Secrets of Company and its Affiliates means any of the following that is non-public and owned by the Company or its Affiliates, including, without limitation: (a) technical or non-technical data, formulae, patterns, compilations, programs, source code, tools, tool kits, object code, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of suppliers; (b) computerized or computer recorded materials, training materials, policy and procedure manuals, video and audio tape recordings of training and operating methods and techniques, source documents, advertising theories, formats for advertising special advertising programs, and other business methods and techniques; (c) information, business strategies and methods, and techniques which are commonly considered confidential in the business in which Company is engaged, including, without limitation, elearning training systems, videoconference systems and training and education systems; and (d) all documents, manuals and other tangible things or media of storage or communication containing, expressing, reflecting, embodying or illustrating any of the foregoing, including, without limitation, all materials which are marked as “confidential,” “secret,” “internal” or “proprietary”.

Transaction means the Merger Agreement whereby the Company will merge with and into Majesco with Majesco as the surviving corporation.

Tribunal means any (a) local, state, federal or foreign judicial, executive, administrative, regulatory or legislative instrumentality, and (b) private arbitration board or panel.

Unreimbursed Expenses means unreimbursed business expenses incurred by Employee, in accordance with Company’s written expense reimbursement policies as in effect from time to time, through and including the Termination Date.

1.2 Number and Gender of Words. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate and vice versa, and words of any gender shall include each other gender where appropriate.

ARTICLE TWO

EMPLOYMENT OF EMPLOYEE

2.1 Employment. Company hereby agrees to employ Employee and Employee hereby agrees to accept such employment with Company subject to the terms and conditions set forth in this Agreement. This Agreement is effective on and as of the Effective Date.

2.2 Duties and Authority.

(a) Duties of Employee. Until the Termination Date, Employee will be employed by Company as its President and Chief Executive Officer reporting to Company’s Board of Directors before the Closing and after the Closing as an Executive Vice President of Majesco reporting to Majeco’s Chief Executive Officer for North America (the “MCEO”) (prior to the Closing all references to the MCEO shall be deemed to be references to the Board, and all references to the Board after the Closing shall be deemed to be references to the MCEO), and will faithfully and to the best of Employee’s ability perform such duties as may be determined and directed by the Board (prior to the Closing) or by the MCEO (after the Closing), which duties shall be consistent with such position. In performing Employee’s duties and exercising Employee’s authority under this Agreement, Employee will endeavor to support and implement the business and strategic plans approved from time to time by the Board and to support and cooperate with Company’s efforts to develop its markets, expand its business and operate profitably and in conformity with the business and strategic plans approved by the Board.

(b) Employee’s Authority. In performing Employee’s duties under this Agreement, Employee will have such authority as is necessary for Employee to fulfill Employee’s duties with Company, subject, however, to Company’s articles of incorporation and bylaws and such written policies and procedures as may from time to time be adopted by, or such written directives of, the MCEO or the Board as may from time to time be given to Employee.

(c) Time and Attention to Services. During the Term, Employee will devote substantially all of Employee’s business time and attention to the performance of Employee’s duties to Company. Subject to the foregoing, during the Term, Employee will not engage in any other work not related to Company without the express permission of the Board or the MCEO; provided that the foregoing shall not prohibit employee from engaging in any charitable or civic activities during the Term outside of regular working hours.

(d) Principal Place of Employment. The principal place of Employee’s employment shall be Morristown, New Jersey; provided that Employee may be required to travel on Company business.

ARTICLE THREE

TERM AND TERMINATION

3.1 Term. The term of employment under this Agreement shall commence on the Effective Date and, unless extended pursuant to the following sentence or earlier terminated under Section 3.2 below, shall terminate on the third anniversary of the Effective Date (the “Term”). The Term shall automatically be extended, subject to the same terms, conditions and limitations as provided herein, for an additional one year period on the third anniversary of the Effective Date and on each such subsequent anniversary date thereafter unless, not later than 90 days prior to any such anniversary, either party gives notice to the other party that the Term shall not be extended or further extended beyond its then automatically extended term, if any.

3.2 Termination. The Term and Employee’s employment hereunder may be terminated at any time after the Effective Date, as follows:

(a) Termination by Company for Cause. The Term and Employee’s employment with Company may be terminated by Company at any time for Cause by the delivery to Employee of a written notice of termination stating the Termination Date and the basis upon which this Agreement is being terminated by Company. In the event of termination of Employee’s employment by Company for Cause, Employee will be entitled to (i) Employee’s Accrued Compensation, (ii) reimbursement for Employee’s Unreimbursed Expenses and (iii) such employee benefits (including equity compensation), if any, as to which Employee may be entitled under Company’s employee benefit plans as of the Termination Date, but will not be entitled to any other salary, benefits, bonus or other compensation of any kind with respect to periods after the Termination Date, except as otherwise required by applicable Law. The Company will pay Employee his Accrued Compensation in a lump sum on the earliest of (A) the date required under applicable Law or (B) the date on which Company’s next regularly scheduled payroll occurs. The Company will pay Employee his Unreimbursed Expenses in accordance with Company policy, but in no event later than 30 days after the Termination Date.

(b) Termination by Company without Cause or by Employee for Good Reason. The Term and Employee’s employment with Company may be terminated by Company at any time without Cause or by Employee for Good Reason by the delivery to the other party of written notice of termination stating the Termination Date (which shall not be any sooner than 10 Business Days following the delivery of such notice of termination) and the basis upon which this Agreement is being terminated. Upon the termination of the Term and Employee’s employment with the Company by Company without Cause or by Employee for Good Reason, Employee will be entitled to (i) Employee’s Accrued Compensation, (ii) reimbursement for Employee’s Unreimbursed Expenses, (iii) such employee benefits (including equity compensation), if any, as to which Employee may be entitled under Company’s employee benefit plans as of the Termination Date, (iv) a pro rata portion of the bonus payment set forth in Section 4.2, based upon the number of days Employee was employed during the Company’s fiscal year for which such bonus is computed, to the extent the goals applicable to such bonus are actually met for the fiscal year in question, which shall be payable at the same time such bonus would have been paid under Section 4(b) hereof (the “Pro-Rata Bonus”), and (v) the Severance Payment, but will not be entitled to any other salary, benefits, bonus or other compensation of any kind with respect to periods after the Termination Date, except as otherwise required by applicable Law. The Company will pay Employee his Accrued Compensation in a lump sum on the earliest of (A) the date required under applicable Law or (B) the date on which Company’s next regularly scheduled payroll occurs. The Company will pay Employee his Unreimbursed Expenses in accordance with Company policy, but in no event later than thirty (30) days after the Termination Date. The Company will pay the Severance Payment in equal monthly installments (without interest) on the first day of each calendar month, beginning on the first day of the calendar month after the release described below in this Section 3.2(b) becomes effective. Company’s obligation to pay (or to continue to pay) the Severance Payment, as contemplated by this Section 3.2(b), is expressly conditioned upon Employee’s (x) timely delivery to Company, and non-revocation, of an executed full general release, in the Company’s standard form provided to similarly situated employees, releasing all claims, known or unknown, that Employee may have against Company and its Affiliates arising out of or in any way related to Employee’s employment or termination of employment with Company, but not including any failures to pay the amounts payable to Employee hereunder, which release will be provided within five (5) days after the Termination Date, and (y) continued compliance by Employee with the provisions of Article Five. If Company does not receive the executed general release from Employee within 30 days following the Termination Date (or fifty (50) days following the Termination Date if 29 U.S.C. Sec. 626(f)(1)(F)(ii) applies) (such thirty (30)-day or fifty (50)-day period, as applicable, the “Release Execution Period”), or Employee revokes the release, or Employee fails to comply with the provisions of Article Five, or Employee has filed claims or a lawsuit against Company or its Affiliates, Company shall not be obligated to pay or continue to pay, and Employee shall not be entitled to receive or continue to receive, the Severance Payment. Notwithstanding the foregoing, if the Release Execution Period begins in one taxable year and ends in another taxable year, the Severance Payment shall not commence until the beginning of the second taxable year.

(c) Termination by Employee without Good Reason. The Term and Employee’s employment with Company may be terminated by Employee at any time without Good Reason. Upon such termination by Employee, Employee will be entitled to (i) Employee’s Accrued Compensation, (ii) reimbursement for Employee’s Unreimbursed Expenses, (iii) the Pro-Rata Bonus and (iv) such employee benefits (including equity compensation), if any, as to which Employee may be entitled under Company’s employee benefit plans as of the Termination Date, but will not be entitled to any other salary, benefits, bonus or other compensation of any kind with respect to periods after the Termination Date, except as otherwise required by applicable Law. The Company will pay Employee his Accrued Compensation in a lump sum on the earliest of (A) the date required under applicable Law or (B) the date on which Company’s next regularly scheduled payroll occurs. The Company will pay Employee his Unreimbursed Expenses in accordance with Company policy, but in no event later than thirty (30) days after the Termination Date. On or after the date on which Company receives notice of Employee’s termination of this Agreement under this Section 3.2(c), Company, at its election, may continue Employee’s salary, benefits and other compensation through the date of termination specified in Employee’s notice or terminate Employee’s employment immediately (provided that such termination will not be considered a termination without Cause).

(d) Termination Upon Death or Disability of Employee. The Term and Employee’s employment with Company will be terminated immediately upon the death or Disability of Employee. Upon termination due to Employee’s death or Disability, Employee (or Employee’s estate) will be entitled to (i) Employee’s Accrued Compensation, (ii) reimbursement for Employee’s Unreimbursed Expenses, (iii) the Pro-Rata Bonus and (iv) such employee benefits (including equity compensation), if any, as to which Employee may be entitled under Company’s employee benefit plans as of the Termination Date, but will not be entitled to any other salary, benefits, bonus or other compensation of any kind with respect to periods after the Termination Date, except as otherwise required by applicable Law. The Company will pay Employee or his estate his Accrued Compensation in a lump sum on the earliest of (A) the date required under applicable Law or (B) the date on which Company’s next regularly scheduled payroll occurs. The Company will pay Employee or his estate his Unreimbursed Expenses in accordance with Company policy, but in no event later than thirty (30) days after the Termination Date.

(e) Termination Upon Expiration or Non-renewal of Term. Upon termination due to the expiration or non-renewal of the Term, Employee will be entitled to (i) Employee’s Accrued Compensation, (ii) reimbursement for Employee’s Unreimbursed Expenses, (iii) the Pro-Rata Bonus and (iv) such employee benefits (including equity compensation), if any, as to which Employee may be entitled under Company’s employee benefit plans as of the Termination Date, but will not be entitled to any other salary, benefits, bonus or other compensation of any kind with respect to periods after the Termination Date, except as otherwise required by applicable Law. The Company will pay Employee his Accrued Compensation in a lump sum on the earliest of (A) the date required under applicable Law or (B) the date on which Company’s next regularly scheduled payroll occurs. The Company will pay Employee his Unreimbursed Expenses in accordance with Company policy, but in no event later than thirty (30) days after the Termination Date.

(f) Exclusivity of Termination Provisions. The termination provisions above regarding the parties’ respective obligations in the event Employee’s employment is terminated are intended to be exclusive and in lieu of any other Rights to which Employee or Company may otherwise be entitled by Law, in equity, or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of Company may be unilaterally modified from time to time, the termination provisions of this Agreement are not subject to modification, whether orally or in writing, unless any such modification is mutually agreed upon in writing and signed by Company and Employee.

ARTICLE FOUR

COMPENSATION AND BENEFITS

4.1 Annual Salary. In consideration of the performance of Employee’s duties and the fulfillment of Employee’s obligations under this Agreement, beginning on the Effective Date and continuing throughout the Term, Employee will be paid an annual salary of $325,000 (the “Annual Salary”). Employee’s Annual Salary will be payable in such manner as the salaries of other similarly situated employees of Company are paid and in accordance with Company policy adopted by the Board. The amount of Employee’s Annual Salary may be increased from time to time in the sole discretion of the Company in which case, “Annual Salary” shall mean such increased amount.

4.2 Variable Pay. During the Term, Employee shall be eligible to earn an annual performance bonus, subject to the attainment of annual Company and/or individual performance goals as determined by the Board, prior to Closing, and the MCEO, after the Closing; provided, that for any year during which the Closing occurs, Employee’s annual performance bonus shall be pro rated based on Employee’s performance for the period through Closing as determined by the Board and the period of such year after the Closing as determined by the MCEO. Employee’s annual target bonus will be 30% of Employee’s Annual Salary (the “Target Bonus”). Any such bonus payable under this Section 4.2 shall be paid within 45 days after the end of the fiscal year to which such bonus relates.

4.3 Equity. During the Term, Employee shall be eligible to receive equity grants, as determined by the Board (or a committee thereof) under the Company’s equity plans prior to the Closing and after the Closing, Employee shall be eligible to receive equity grants, as determined by Majesco’s Board of Directors (or a committee thereof) at such times and in such forms and amounts as the applicable board or a committee thereof may determine from time to time.

4.4 Other Benefits. Commencing on the Effective Date and thereafter throughout the Term, Employee will be entitled to participate in all of Company’s employee benefit plans and arrangements as to all benefits generally provided or made available to other executives of Company, whether such plans or benefits are in effect at the Effective Date or are established after the Effective Date, including, without limitation, participation in any incentive compensation plan, pension or retirement plan, and such group medical (including dental) insurance, disability insurance and life insurance benefits as are made available to other executives of Company, subject, however, to (i) eligibility requirements and (ii) modification or elimination in accordance with Company’s standard policies as in effect from time to time.

4.5 Vacation. During the Term, Employee will be entitled to paid vacation on a basis that is at least as favorable as that provided to other executives of Company.

4.6 Company Car. During the Term, Employee shall be entitled to the use of a Company automobile of Employee’s choice for business purposes, the cost of such automobile shall not exceed $75,000. In addition, the Company shall reimburse Employee, upon the presentation of appropriate receipts, for all maintenance and repair costs incurred by Employee in connection with the use of such automobile. Upon any termination of the employment of Employee for any reason, including upon the expiration of this Agreement, Employee shall have the right, exercisable within 30 days after the Termination Date, to purchase from the Company the automobile at a price equal to its then-current book value (as on the Company’s books).

4.7 Business Expenses. During the Term, Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Employee in connection with the performance of Employee’s duties hereunder in accordance with Company’s expense written reimbursement policies and procedures.

ARTICLE FIVE

CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF EMPLOYEE

5.1 Representations and Warranties. Employee represents and warrants to Company that (a) Employee is free to enter into this Agreement, to perform Employee’s duties under this Agreement and to fulfill Employee’s obligations under this Agreement, (b) Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (c) Employee’s execution and performance of this Agreement does not breach or violate any other agreement to which Employee is a party or by which Employee is bound, and (d) Employee has no right or other interest in Company’s Trade Secrets and other Confidential Information.

5.2 Confidentiality and Non-Disclosure. Employee acknowledges that in the performance of Employee’s duties to Company under this Agreement, Employee has gained and will continue to gain a close, personal, and special influence with Company’s employees, Company Clients and Company suppliers and will obtain and/or develop certain valuable Confidential Information of or pertaining to Company or its Affiliates, which Confidential Information has been or will be uniquely developed by or for Company or its Affiliates and cannot be readily obtained by third parties from outside sources. Employee accordingly agrees as follows:

(a) Defamatory Statements. Employee on the one hand, and Company, the Company Subsidiaries and Affiliates, on the other hand, will not at any time, in any individual or representative capacity whatsoever, make any defamatory statement, oral or written, about the other: provided, however, that any statements made by Employee, Company, the Company Subsidiaries or their Affiliates in good faith in response to a subpoena or other court order or in compliance with any applicable Law or regulation shall not violate this Agreement. Notwithstanding the foregoing, nothing contained in this Section shall preclude the Company, the Company Subsidiaries or Affiliates from making any such statements during Employee’s employment with the Company either (i) with respect to any effort to manage Employee’s performance or duties under this Agreementor (ii) exercising the Company’s right to terminate Employee for Cause pursuant to Section 3.1(a).

(b) Covenant of Confidentiality. All Confidential Information belonging to Company, its Affiliates or their clients, whether before or after the Effective Date, shall at all times be held in strict confidence, shall be used only for the purpose of this Agreement and shall not be disclosed by Employee without the prior written consent of Company, except as may be necessary by reason of legal, accounting, or regulatory requirements. As between Employee and the Company, all Confidential Information shall be and remain the property of the Company or its Affiliates, as applicable.

(c) Return of Tangible Confidential Information. Upon the termination of Employee’s employment with Company, Employee will surrender to Company all tangible Confidential Information in the possession of Employee belonging to Company or any of its Affiliates.

(d) Right to Injunctive Relief. Employee acknowledges that a violation or attempted violation on Employee’s part of any agreement in this Section 5.2 will cause irreparable damage to Company and to its Affiliates, and accordingly Employee agrees that Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee without any requirement that any bond be posted as security for such equitable relief; and such right to an injunction shall be cumulative and in addition to whatever other remedies Company may have.

(e) Survival of Terms. The terms and agreements set forth in this Section 5.2 shall survive the expiration of the Term or the earlier termination of Employee’s employment regardless of the reason. The existence of any claim of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the agreements contained in this Section 5.2.

5.3 Proprietary Information. Employee agrees to promptly and freely disclose to Company in writing any and all ideas, conceptions, inventions, improvements, suggestions for improvements, discoveries, formulae, processes, designs, software, hardware, circuitry, diagrams, copyrights, copyrightable works, trademarks, service marks, trade names, logos, trade secrets, and any other proprietary information, whether patentable or not, which are conceived, developed and made or acquired by Employee, alone or jointly with others, during the Term or using Company’s time, data, facilities and/or materials, and which are related to the Company Business or which Employee conceives, develops, makes or acquires in pursuit of the Company Business in the course of Employee’s employment by Company (collectively, “Proprietary Information”), and Employee agrees to assign and hereby does assign all of Employee’s right, title and interest therein to Company. Whenever requested to do so by Company, Employee will execute applications, assignments or other instruments which Company deems necessary to apply for and, at the Company’s sole cost and expense, assist the Company in obtaining letters patent, copyright registration or trademark or service mark registration, of the United States or any foreign country, to otherwise protect Company’s interest in any Proprietary Information or to vest title to any Proprietary Information in Company. These obligations shall continue beyond the expiration or termination of Employee’s employment, regardless of the reason for such termination, with respect to any Proprietary Information conceived, developed, made or acquired by Employee during the Term and shall be binding upon Employee’s assigns, executors, administrators and other legal representatives. Notwithstanding the foregoing, Proprietary Information does not include any (i) personal expertise or knowledge or information that is generally known in the industry in which the Company operates or (ii) know-how of Employee acquired prior to the date on which Employee was first employed by Cover-All.

5.4 Non-Solicitation.

(a) Non-Solicitation. For the period of employment plus six (6) months following the Termination Date (regardless of the reason for such termination) (the “Restricted Period”), Employee will not, individually or on behalf of another Person, either directly or indirectly, (i) solicit or encourage any Person who is an employee or consultant of Company or any Company Subsidiary to terminate or modify in any respect such individual’s employment or consulting services with Company (other than by means of general solicitations in any media which are not directed at any such Persons), (ii) solicit or contact any Company Clients for purposes of offering goods or services similar to or competitive with those offered by the Company or a Company Subsidiary to such Company Clients (other than by means of general solicitations in any media which are not directed at any such Persons); or (iii) solicit or contact suppliers of Company or any of Company Subsidiary whose Employee had substantive and regular contact with while employed by Company to terminate or modify any written or oral agreement with Company (other than by means of general solicitations in any media which are not directed at any such Persons). Notwithstanding anything to the contrary in this Agreement, if Company fails to pay any installment of any applicable Severance Payment which is past due within 30 Business Days after notice is given by Employee to Company, the Restricted Period shall terminate and Employee shall have no further obligations under this Section 5.4(b).

(b) Right to Injunctive Relief. Employee acknowledges that a violation or attempted violation on Employee’s part of any agreement in this Section 5.4 will cause irreparable damage to Company and its Affiliates, and accordingly Employee agrees that Company shall be entitled as a matter of right, out of any court of competent jurisdiction, to an order restraining any violation or further violation of such agreements by Employee without any requirement that any bond be posted as security for such equitable relief; such Right to an injunction, however, shall be cumulative and in addition to whatever other remedies Company may have. The terms and agreements set forth in this Section 5.4 shall survive the expiration of the Term or the earlier termination of Employee’s employment for any reason. In the event of any breach of the agreements in Section 5.4, the non-solicitation period provided herein shall be tolled during (i) the time of any breach or (ii) the period prior to the entry of a court order enforcing this Section 5.4, whichever is later.

ARTICLE SIX

MISCELLANEOUS

6.1 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its choice of law rules.

6.2 Dispute Resolution. If a dispute arises out of or relates to this Agreement, or the breach thereof, such dispute shall first be submitted to mediation administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures, before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be resolved exclusively by arbitration administered by the American Arbitration Association in accordance with its Commercial Financial Disputes Arbitration Rules, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof pursuant to applicable Law. Such mediation and/or arbitration shall be administered in the State of New York, as the exclusive forum and venue, by the American Arbitration Association in accordance with its Commercial Financial Disputes Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Disputes will be resolved by a single arbitrator unless the parties agree to resolution by three arbitrators. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality. This provision for alternative dispute resolution notwithstanding, nothing contained herein is intended to impede the rights to injunctive relief provided for in Sections 5.2 and 5.4.

6.3 Venue. Any litigation arising out of or in connection with this Agreement, whether initiated by Company or Employee, shall be brought in the state court in New York, or the federal district court in New York, NY.

6.4 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be amended or modified only in writing executed by Employee and another officer of Company expressly authorized by the Board (or a duly authorized committee thereof).

6.5 Notices. Any notice or other communication hereunder must be in writing to be effective and shall be deemed to have been given when personally delivered to Employee or Company or, if mailed, on the third day after it is enclosed in an envelope and sent certified mail/return receipt requested in the United States mail. Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective. The address for each party for notices hereunder is as follows:

Employee:	Manish D. Shah
7 Todd St
Hillsborough, NJ 08844

Company:	Cover-All Technologies Inc.
412 Mount Kemble Avenue. Suite 110C
Morristown, NJ 07960
Attention: CFO

Provided that after the Closing such notices shall be sent to:

Majesco
5 Penn Plaza, 14th Floor
New York, NY 10001
Attn: Legal Department

e-mail address: ketanm@majescomastek.com

6.6 Assignability; Binding Nature. This Agreement is binding upon Employee and Employee shall not directly or indirectly assign this Agreement or the Rights and obligations under this Agreement without prior written consent of the Board (or an applicable committee thereof). The Rights and obligations of Company hereunder may be assigned by Company to any Person that (a) succeeds to all or substantially all of the assets of Company through merger, consolidation, liquidation, acquisition of assets or otherwise, or (b) is a direct or indirect Affiliate of Company, provided that prior thereto such any assignee or successor agrees in writing to assume and perform this Agreement in the same manner and to the same extent that Company would be required to perform obligations hereunder; and provided further that any such an assignment by Company shall not relieve Company of any obligations or liability hereunder in the event of a default by the assignee. Notwithstanding anything to the contrary contained herein, Company shall use its reasonable best effort to assign the Rights and obligations of Company hereunder to Majesco in connection with the Closing of the Merger Agreement.

6.7 Withholding; Time and Form of Payment. Any and all payments to be made to Employee or Employee’s estate pursuant to this Agreement shall be subject to all applicable withholding Taxes, and Company may withhold such amounts from benefits payable under this Agreement or from salary, bonuses or other amounts due to Employee from Company or any Affiliate as determined by Company. All amounts that are payable by Company to Employee pursuant to this Agreement shall be paid in United States dollars. Moreover, any such payment that is due to Employee on a day that is not a Business Day shall be payable on the next succeeding Business Day.

6.8 Section 409A.

(a) It is intended that the provisions of this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for Employee’s account in connection with this Agreement (including any taxes and penalties under Section 409A). Company shall have no liability to Employee or to any other Person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

(b) Employee and Company agree that if Employee is determined to be a “specified employee” as such term is defined in Section 409A of the Code on the Termination Date, any nonqualified deferred compensation (within the meaning of Section 409A of the Code) to which Employee may be entitled under this Agreement upon his separation from service may be required to be postponed to comply with Section 409A. Thus, Employee and Company agree that, in such event, such nonqualified deferred compensation will, notwithstanding any provision herein to the contrary, instead be paid to Employee on the first day of the seventh calendar month following the Termination Date (the “Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. The postponement of the timing of any payments pursuant to this Section 6.8(b) shall not modify Employee’s obligation to deliver to Company the executed full general release in the time period prescribed in the release and to comply with the obligations set forth in Article Five and Article Six of this Agreement.

(c) All payments to be made upon a termination of employment under the Agreement will only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each of the payments that may be made under the Agreement are designated as separate payments.

(d) To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

6.9 Headings. The headings of Articles and Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

6.10 Severability. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, so that both Company and Employee would be relieved of all obligations arising under such provision, it is the agreement of Company and Employee that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If such amendment is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted therefore. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance by both Company and Employee, then the remainder shall be enforced to the extent permitted by law.

6.11 Survival of Terms. The Rights and obligations of Company and Employee under the provisions of Article Five and this Article Six of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of Employee’s employment hereunder or any settlement of the financial rights and obligations arising from Employee’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

6.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

6.13 Waivers. Neither the waiver by Company or Employee of any breach of or default under any provision of this Agreement by the other party, nor the failure of Company or Employee, on one or more occasions, to enforce any provision of this Agreement or to exercise any Right hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provision or Right hereunder.

6.14 Execution by Facsimile. The manual signature of either party hereto that is transmitted to the other party by facsimile shall be deemed for all purposes to be an original signature. Either party that delivers a signature page by facsimile agrees to deliver an original manually signed counterpart of such party’s signature page to the party who requests it promptly after receipt of such request.

6.15 Advice of Counsel. Company has advised Employee to seek the advice of legal counsel of Employee’s choice in respect of the terms and conditions of this Agreement, and Employee, to the extent Employee has deemed advisable or appropriate, has sought the advice of counsel selected by Employee.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

COVER-ALL TECHNOLOGIES INC.:	MANISH D. SHAH:

/s/ Ann F. Massey	/s/ Manish Shah
Name Ann F. Massey Title SVP and CFO